EXHIBIT 10.9

                                    AGREEMENT


             THIS AGREEMENT made this 21 day of May, 1997, by and between BANDAG, INCORPORATED, an Iowa Corporation ("Bandag"), and WILLIAM A. SWEATMAN ("Sweatman").

             WHEREAS, Sweatman has been employed by Bandag in an executive capacity for a number of years; and

             WHEREAS, the parties hereto desire to cease this relationship under the terms and conditions hereinafter set forth;

             NOW, THEREFORE, in consideration of the premises and the following mutual agreements, it is agreed between the parties hereto as follows:

             1. Sweatman agrees to consult with an attorney prior to signing this agreement and shall have twenty-one (21) days within which to consider this agreement. If this agreement is signed by Sweatman, he may revoke this agreement within seven (7) days following signing of this agreement by Bandag and this agreement will become effective and enforceable on, but not before, the date on which the seven-(7)-day revocation period has expired.

             2. Sweatman has resigned the position of Vice-President, North American Sales of Bandag effective January 20, 1997, but has continued as an employee of Bandag at an annual salary of $255,665 and shall continue as an employee as herein provided until he accepts other employment. Notwithstanding Sweatman's employment by another employer, he shall still continue to receive the severance payments provided for under paragraph 3 of this agreement.

             3. Bandag agrees to pay Sweatman payments in the aggregate amount of $766,995 during the period from June 1, 1997, through May 30, 2002, subject to withholding of applicable federal and state taxes and subject to Sweatman's performance of his obligations under this agreement. The payments provided for in this paragraph shall be made notwithstanding Sweatman's acceptance of other employment not in violation of paragraph 11 herein. In addition to the above payments, Bandag shall within two weeks of the last payment being made to Sweatman under this agreement, remit to Sweatman or to his Individual Retirement Account ("IRA") a lump sum representing the then present value of all Pension Plan and 401-K Benefits that would have accrued with respect to the above payments in the event Sweatman had not accepted other employment and had remained employed by Bandag until May 30, 2002. Present value as used in this paragraph shall be determined by using the short term (monthly) Applicable Federal Rates as published by the Internal Revenue Service for the month preceding the month of payment.

             4. Bandag shall retain an outplacement agency (selected by Sweatman) and pay the reasonable cost thereof through April 30, 1998.

             5. Bandag shall reimburse Sweatman for moving household goods from Muscatine, Iowa, to a new residence selected by Sweatman upon termination of his employment with Bandag. Such reimbursement payments shall be on a "grossed up" full tax effect basis.

             6. Sweatman and his eligible dependents shall continue to receive full benefits under the group insurance plans of Bandag until his commencement of employment and qualification for immediate coverage under the plans of another employer, provided that the insurance coverage under the new employer's plan shall be equal to or exceed the insurance coverage under the Bandag plan. In the event that the insurance coverage provided by Sweatman's new employer is less than the coverage under the Bandag plan, then he may elect for himself and his dependents to continue to be covered under the Bandag plan via COBRA (premiums paid by Bandag) until May 30, 2002, and after that date Sweatman may continue medical and dental coverage under COBRA with Bandag paying on behalf of Sweatman any COBRA payments that may be due.

             7. Subject to the performance by Bandag of its obligations under this agreement, Sweatman agrees as to Bandag and all corporations, divisions, subsidiaries, parent organizations, directors, officers, shareholders, employees, agents, consultants, predecessors, successors, assigns, heirs, or other entities or persons that are now, have been, or may in the future be directly or indirectly related to or affiliated with Bandag in any way (the "Releasees") that he unconditionally releases, discharges, waives, and promises not to sue with respect to all claims, demands, actions, causes of action, rights, obligations, liabilities, damages or losses of any kind, known or unknown, fixed or contingent ("claims"), that he may have or subsequently claim to have against the Releasees or any one of them relating to his employment with Bandag or his separation from that employment, which released Claims include but are not limited to all Claims arising under any constitution, law, statute, ordinance, regulation, rule, guideline, or common-law theory and specifically all Claims arising under all employment, discrimination, or wrongful discharge laws, regulations, or common-law theories, including but not limited to the Age Discrimination in Employment Act of 1967, the Iowa Statutes, the Employment Retirement Income Security Act of 1974, the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, and the Americans with Disabilities Act of 1990 (all as amended from time to time). He agrees that he cannot and will not bring any lawsuit or charges on his behalf, whether civil, criminal, or administrative, against the Releasees or any one of them with respect to such released Claims, and that he unconditionally releases, discharges, waives, and gives up his right to accept any relief obtained by any other party on his behalf with respect to such released Claims.

             8. Bandag and Sweatman agrees to keep substantive matters concerning this Agreement, including the circumstances surrounding the Agreement and the contents of this Agreement confidential. Bandag understands that Sweatman may disclose the terms of this Agreement with his wife, attorney, financial advisor or accountant of choice, but shall specifically instruct these individuals that this information is confidential and that they shall not relay this information to any other individuals.

             9. Bandag shall indemnify and hold Sweatman harmless from and against all liability, recoveries of judgment, claims and demands asserted against him arising out of his acts as an officer and employee of Bandag during the period of his employment and shall furnish him at Bandag's expense with legal counsel and expense reimbursement in connection with any such claims against him. Bandag acknowledges that Sweatman has cooperated to the fullest extent possible in the preparation and presentation by Bandag of its prosecution and defense of claims presently pending. Sweatman agrees that in the event Bandag becomes involved in any other legal or administrative claims or other proceedings relating to events that occurred during his employment with Bandag, he will cooperate to the fullest extent possible, subject however to the work requirements of his then current employment demands, in the preparation and presentation by Bandag of its prosecution or defense, including but not limited to the signing of affidavits or other documents providing information requested by Bandag.

             10. Subject to the performance by Sweatman of his obligations under this agreement, Bandag unconditionally releases, discharges, waives, and promises not to sue with respect to all claims, demands, actions, causes of action, rights, obligations, liabilities, damages, or losses of any kind, known or unknown, fixed or contingent that Bandag may have or subsequently claim to have against Sweatman relating to his employment with Bandag or his separation from that employment.

             11. Sweatman agrees that he shall not, prior to January 22, 1999 (without express written consent of Bandag) engage directly or indirectly, whether as an employee, consultant or independent contractor, alone or in conjunction with others in any venture, or in the manufacture, sale, distribution of any machinery, equipment or product relating thereto, which is in competition with the process, products or retreading system, of Bandag. This covenant not to compete shall extend to any geographical area within North America in which the products of Bandag or any Bandag affiliate are manufactured or marketed into any customers or markets of Bandag or any Bandag affiliates which now exist. The parties agree that the aforementioned covenant not to compete shall be subject to specific performance in any jurisdiction in North America in which Bandag conducts business. This covenant not to compete is subject to the performance by Bandag of its obligations under this agreement.

             12. Bandag agrees to furnish Sweatman with a letter of reference from Martin G. Carver, Chairman, President and CEO ("Carver") in the form of the attached letter of recommendation. Bandag represents that Carver is prepared and will also issue subsequent letters of recommendation to specific employers upon request by Sweatman, which letters will be highly favorable to Sweatman.

             13. Bandag shall pay the reasonable attorneys' fees incurred by Sweatman for counsel and review in connection with this agreement.

             14. Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be settled by arbitration in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. The arbitrator(s) shall have the power and authority to award attorneys fees and costs in the event of a breach of this agreement to the prevailing party.

             15. This agreement constitutes the entire agreement between the parties and shall be binding upon the successors and assigns of the parties hereto.

             IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.


                                      /s/ William Sweatman
                                      William A. Sweatman

                                      BANDAG, INCORPORATED


                                      By:  /s/ John A. Lodge        5/21/97

                          MEMORANDUM OF INTERPRETATION


             In order to avoid any confusion or future misunderstandings as to the scope of the non-compete provision in paragraph 11 of this Agreement between Bandag, Incorporated and William A. Sweatman made as of the 21 day of May, 1997, the parties agree to the following interpretation:

             I. The non-compete provision shall not prevent Sweatman from becoming an employee, equity owner, or affiliate of a Bandag franchise provided such franchisee, its subsidiaries, affiliates, and/or commonly-owned or controlled entities are one hundred percent Bandag. Further, the non-compete provision does not prevent Sweatman from becoming a Bandag franchisee alone or in conjunction with other provided that such other parties are one hundred percent Bandag.

             II. The non-compete provision does prohibit Sweatman from engagement with new tire companies, whether as an employee, consultant, or independent contractor.

                  Dated this 21 day of May, 1997.


                                           /s/ William Sweatman
                                           William A. Sweatman

                                           BANDAG, INCORPORATED
                                           By:



                                           /s/ John A. Lodge

   May 29, 1997


   Mr. William A. Sweatman
   519 Berry Avenue
   Muscatine, IA 52761

   Dear Bill:

   This letter clarifies paragraph 3 of the Agreement between Bandag, Incorporated and yourself dated the 21 day of May, 1997, concerning the scheduling of payments in the aggregate of $766,995.00. The aforementioned aggregate payment shall commence June 1, 1997 and shall be paid to you in semimonthly installments of $9,833.27; provided, however, that for a period of thirty (30) days prior to December 31 of each year, commencing 1997, (until such time as the total amount of the aggregate payments has been paid to you) you may notify Bandag, Incorporated in writing of your election to either decrease the payments or accelerate the receipt of the payments for the following year, including the payment of the then remaining sum due to you under the Agreement. If your notice to Bandag, Incorporated states that you wish to accelerate all future payments, Bandag, Incorporated will accelerate payments for the year following any such election by you. Any election to accelerate payment to you shall be irrevocable as to such payment when made, but you shall be able to exercise such election for payments due on any subsequent year.

   All of the above-discussed payments are subject to withholding of applicable federal and state taxes.

   Thank you for your cooperation and best wishes to you in your search for new endeavors.

        Dated this 21 day of May, 1997.

        Bandag, Incorporated


        By:  /s/ John A. Lodge        /s/ William Sweatman
             John A. Lodge            William A. Sweatman
             Vice President
             Employee Services